Exhibit 99.1

Saga Communications, Inc.

Reports 4th Quarter and Year End 2021 Results

Net Revenue Increases 13.1% for the Year

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI – March 10, 2022 – Saga Communications, Inc. (Nasdaq - SGA) reported today that net revenue increased 13.1% to $108.3 million for the twelve-months ended December 31, 2021 compared to $95.8 million for the same period last year. Without political revenue, gross revenue increased 18.4% year over year. Station operating expense increased 2.0% to $83.2 million for the year. Station operating income was $30.5 million for the year compared to $20.4 million for the same period last year. Free cash flow was $13.8 million for the twelve-month period compared to $7.6 million for the same period last year. Operating income was $15.1 million for the period ended December 31, 2021 compared to $3.9 million for the same period last year when non cash impairment charges are excluded. Net income was $11.2 million for the period. Diluted earnings per share were $1.85 for the twelve-month period.

Net revenue was $29.2 million for the quarter ended December 31, 2021 compared to $28.8 million for the same period last year. Without political revenue, gross revenue increased 10.6% compared to the fourth quarter of 2020. Station operating expense increased 2.3% for the quarter to $21.6 million. Station operating income was $8.9 million for the quarter compared to $9.1 million for the fourth quarter last year. Free cash flow was $3.9 million for the quarter compared to $5.1 million for the same period last year. Operating income was $4.9 million for the quarter compared to $5.0 million for the same period last year. Net income was $3.7 million for the quarter compared to $2.3 million for the fourth quarter last year. Diluted earnings per share were $0.60 in the fourth quarter of 2021.

The Company paid a quarterly dividend of $0.16 per share and a special dividend of $0.50 per share on January 14, 2022. The aggregate amount of the quarterly and special dividend was approximately $4 million. Additionally, the Company declared a quarterly dividend of $0.16 per share on March 1, 2022. The dividend of approximately $970 thousand will be paid on April 8, 2022 to shareholders of record on March 21, 2022. After the recently declared dividend the Company will have paid over $78 million in dividends to shareholders since the first special dividend was paid in 2012.

The Company’s balance sheet reflects $54.8 million in cash on hand as of December 31, 2021 and $56.2 million as of March 7, 2022.

Capital expenditures in the fourth quarter of 2021 were $1.3 million compared to $434 thousand for the quarter ended December 31, 2020 and $4.0 million for the twelve-month period ended December 31, 2021 versus $2.3 million for the same period last year. The Company expects to spend approximately $5.5 – 6.0 million for capital expenditures during 2022.

Saga’s 2021 Fourth Quarter and Year End conference call will be on Thursday March 10, 2022 at 1:00 p.m. EST. The dial-in number for the call is (973) 528-0008. Enter conference code 962315. A transcript of the call will be posted to the Company’s website as soon as it is available after the call.

The Company requests that all parties that have a question that they would like to submit to the Company to please email the inquiry by 11:00 a.m. EST on March 10, 2022 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing will be discussed during the call.

The attached Selected Supplemental Financial Data tables disclose the Company’s trailing twelve-month consolidated EBITDA and a reconciliation of operating income to station operating income.

Saga utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance. Such non-GAAP measures include same station financial information, free cash flow, station operating income, trailing 12-month consolidated EBITDA, and leverage ratio. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including, but not limited to, evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive-based compensation of executives and other members of management and as a measure of financial position. Saga’s management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value. These measures are not measures of liquidity or of performance in accordance with GAAP, and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Consolidated Financial Data and Selected Supplemental Financial Data tables.

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties. Words such as “will,” “may,” “believes,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements. The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including in particular Item 1A of our Annual Report on Form 10-K. Readers should note that forward-looking statements may be impacted by several factors, including global, national and local economic changes and changes in the radio broadcast industry in general, and the ongoing economic impact of the COVID-19 pandemic as well as Saga’s actual performance. Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 27 markets, including 79 FM radio stations, 34 AM radio stations and 79 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

Saga Communications, Inc.

Selected Consolidated Financial Data

For the Three and Twelve Months Ended

December 31, 2021 and 2020

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Operating Results
Net operating revenue	$29,151	$28,753	$108,343	$95,813
Station operating expense	21,615	21,119	83,245	81,586
Corporate general and administrative	2,570	2,651	10,040	11,574
Other operating expense (income), net	32	(13)	7	(1,247)
Impairment of broadcast licenses	—	—	—	5,149
Operating income (loss)	4,934	4,996	15,051	(1,249)
Interest expense	66	75	284	340
Interest income	(2)	(7)	(16)	(148)
Other income, net	(52)	(20)	(634)	(233)
Income (loss) before income tax expense	4,922	4,948	15,417	(1,208)
Income tax expense	1,230	2,680	4,260	705
Net income (loss)	$3,692	$2,268	$11,157	$(1,913)

Earnings (loss) per share:
Basic	$0.60	$0.38	$1.85	$(0.32)
Diluted	$0.60	$0.38	$1.85	$(0.32)

Weighted average common shares	5,922	5,880	5,917	5,871
Weighted average common and common equivalent shares	5,922	5,880	5,917	5,871

Free Cash Flow
Net income (loss)	$3,692	$2,268	$11,157	$(1,913)
Plus: Depreciation and amortization:
Radio Stations	1,357	1,435	5,450	6,204
Corporate	91	96	299	320
Deferred tax (benefit) provision	(215)	1,380	195	(545)
Non-cash compensation	287	422	1,335	2,221
Other operating (income) expense, net	32	(13)	7	(1,247)
Other income, net	(52)	(20)	(634)	(233)
Impairment of intangible assets	—	—	—	5,149
Less: Capital expenditures	(1,282)	(434)	(3,969)	(2,314)
Free cash flow	$3,910	$5,134	$13,840	$7,642

	December 31,
	2021	2020
Balance Sheet Data
Working capital	$55,253	$57,034
Net fixed assets	$53,344	$54,885
Net intangible assets and other assets	$120,139	$120,635
Total assets	$247,932	$246,488
Long-term debt	$—	$10,000
Stockholders' equity	$196,919	$190,542

Saga Communications, Inc.

Selected Supplemental Financial Data

December 31, 2021

(amounts in 000's except ratios)

(Unaudited)

	12 Months Ended
	December 31,
	2021	2020
Trailing 12 Month Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") (1)
Net income (loss)	$11,157	$(1,913)
Exclusions:
Gain on sale of assets	(7)	1,247
Gain on insurance proceeds	589	233
Other gains	45	—
Interest income	16	148
Impairment of intangible assets	—	(5,149)
Other	2	133
Total exclusions	645	(3,388)
Consolidated adjusted net income (1)	10,512	1,475
Plus:
Interest expense	284	340
Income tax expense	4,260	705
Depreciation & amortization expense	5,749	6,524
Non-cash compensation	1,335	2,221
Trailing twelve month consolidated EBITDA (1)	$22,140	$11,265

(1)	As defined in the Company's credit facility.

Saga Communications, Inc.

Selected Supplemental Financial Data

For the Three and Twelve Months Ended

December 31, 2021 and 2020

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Operating income (loss) to station operating income reconciliation:
Operating income (loss)	$4,934	$4,996	$15,051	$(1,249)
Plus:
Corporate general and administrative	2,570	2,651	10,040	11,574
Other operating expense (income), net	32	(13)	7	(1,247)
Impairment of broadcast licenses	—	—	—	5,149
Station depreciation and amortization	1,357	1,435	5,450	6,204
Station operating income	$8,893	$9,069	$30,548	$20,431